Exhibit 99.1
Perspecta Announces Financial Results for Second Quarter of Fiscal Year 2020

•	Revenue of $1.17 billion up 10% year-over-year and up 6% sequentially

•	Diluted earnings per share up 29% year-over-year; adjusted diluted EPS up 20%

•	Bookings of $2.3 billion (book-to-bill ratio of 2.0x); trailing-twelve-month book-to-bill ratio of 1.4x

•	Raising fiscal year 2020 guidance for revenue, adjusted diluted EPS and adjusted free cash flow conversion

Chantilly, Va., November 13, 2019 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the second quarter of fiscal year 2020, which ended September 30, 2019.
“I’m pleased to report that our second quarter results reflect continued strong execution across the entire business, highlighted by robust growth in revenue and profit,” said Mac Curtis, president and chief executive officer, Perspecta. “We are operating well as One Perspecta and competing successfully in the market. Our recent new business wins point to growth momentum in both of our segments. Each of our employees has a reason to be proud of the progress that we’ve made as a company and the positive impact that we’ve had on our customers’ vital missions.”
Summary operating results (unaudited)

	Three Months Ended
(in millions, except margin and per share amounts)	September 30, 2019	September 30, 2018
Revenue	$1,172	$1,068
Income before taxes	37	36
Operating Margin	3.2%	3.4%
Net income	29	24
Diluted earnings per share (EPS)	0.18	0.14

Non-GAAP Measures*:
Adjusted Net Income	88	74
Adjusted EBITDA	197	177
Adjusted EBITDA Margin	16.8%	16.5%
Adjusted Diluted EPS	0.54	0.45

* Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger of USPS with Vencore Holding Corp. and KGS Holding Corp. Perspecta provides adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from adjusted results to GAAP.
Revenue for the quarter was $1.17 billion, up 10% compared to the second quarter of fiscal year 2019, and up 6% compared to the first quarter of fiscal year 2020. Revenue in the quarter included approximately $60 million from transition services and the sale of IT assets to conclude the National Aeronautics and Space Administration (NASA) Agency Consolidated End-user Services contract.
Income before taxes for the second quarter of fiscal year 2020 was $37 million, which was up 3% from the second quarter of fiscal year 2019. Operating margin decreased from 3.4% to 3.2% year-over-year. Net income was $29 million, or $0.18 per diluted share. Net income was up 21% and diluted EPS was up 29% from the second quarter of fiscal year 2019.
Adjusted net income was $88 million for the second quarter, which was up 19% year-over-year. Adjusted EBITDA was $197 million for the second quarter, up 11% compared to adjusted EBITDA for the second quarter of fiscal year 2019; adjusted EBITDA margin increased from 16.5% to 16.8% over the same period. The year-over-year increase in profitability primarily reflects strong program execution on fixed price programs as well as cost synergies associated with the mergers. Adjusted diluted EPS for the second quarter was $0.54, up 20% compared to adjusted diluted EPS for the second quarter of fiscal year 2019.
Segment operating results (unaudited)
For the three months ended September 30, 2019, Defense and Intelligence segment revenue of $777 million increased by 11%, primarily due to new business wins and growth on existing programs. Civilian and Health Care segment revenue of $395 million increased by 8% compared to revenue from the same period of the prior year, driven by the $60 million NASA transition services and asset sale.
Defense and Intelligence adjusted segment margin for the second quarter of fiscal year 2020 improved to 14.9% from 13.1% in the second quarter of fiscal year 2019. Civilian and Health Care adjusted segment margin for the second quarter of fiscal year 2020 decreased to 10.4% from 12.8% in the second quarter of fiscal year 2019. Total adjusted segment profit for the second quarter of fiscal year 2020 increased to $157 million from $139 million in the second quarter of fiscal year 2019.

Cash management and capital deployment
Perspecta generated $135 million of net cash provided by operating activities in the second quarter of fiscal year 2020. Quarterly adjusted free cash flow was $104 million, or 118% of adjusted net income. During the second quarter of fiscal year 2020, Perspecta paid down $23 million of debt and returned $27 million to shareholders, including $10 million as part of its regular quarterly cash dividend program and $17 million in share repurchases.
In addition, Perspecta paid $250 million plus customary purchase price adjustments, totaling an estimated purchase price of $265 million, to acquire Knight Point Systems, LLC (Knight Point), an end-to-end managed services and solutions provider focused on modernizing IT systems, protecting critical networks and driving digital transformation. Perspecta also entered into the Second Amendment to its Credit Agreement to provide greater operational and financial flexibility. The Second Amendment provides for, among other things: a $46 million increase in the Term Loan A Tranche 2, the proceeds of which were used to reduce Term Loan A Tranche 1; an extension of both tranches of Term Loan A by 15 months; and a $150 million increase in the revolving credit facility to $750 million and an extension of its maturity to August 31, 2024.
At quarter end, Perspecta had $122 million in cash and cash equivalents, $575 million of undrawn capacity in its revolving credit facility, and $2.8 billion in total debt, including $283 million in finance lease obligations. On November 12, 2019, the Perspecta Board of Directors declared that Perspecta will pay a cash dividend of $0.06 per share on January 14, 2020 to Perspecta stockholders of record at the close of business on December 4, 2019.
Contract awards
Contract awards (bookings) totaled $2.3 billion in the second quarter of fiscal year 2020, representing a book-to-bill ratio of 2.0x. Included in the quarterly bookings were several particularly important single-award prime contracts:

•
National Geospatial-Intelligence Agency (NGA) Enterprise Engineering (NEE) Contract. The NGA awarded Perspecta the NEE contract to perform full life cycle systems engineering and integration work. The contract has a five-year ordering period with a maximum ceiling value of $824 million. Perspecta also received its first NEE task order, valued at $223 million.

•
Next Generation Enterprise Services (NGEN) Contract Extension. Perspecta received a $657 million extension of its NGEN contract with the U.S. Department of the Navy for delivery of IT services from June 1, 2020 to September 30, 2020, with three one-month options available. Under NGEN, Perspecta operates the Navy Marine Corps Intranet, the world’s largest intranet, with approximately 400,000 seats representing 700,000 Navy and Marine Corps uniformed and civilian users.

•
U.S. Senate Information Technology Support Contract IV. Under a potential six-year, $166 million contract, Perspecta will provide the Senate with acquisition and IT support services for workstation and server hardware, operating system software and application system software. Perspecta will also provide innovative help desk services and on-site maintenance and support in Washington, D.C., and more than 400 state offices for Senate members, committees, leadership and officers—improving the end-user experience while improving cost optimization and productivity.

In addition, Perspecta won a large multiple-award indefinite delivery/indefinite quantity (ID/IQ) contract that is not included in bookings but supports future growth:

•
Defense Intelligence Agency (DIA) Solutions for Intelligence Analysis 3 (SIA 3). Perspecta was awarded a position on the DIA SIA 3 contract, which has a potential 10-year period of performance and a total maximum value of $17.1 billion. On the program, Perspecta will compete for task orders to deliver analytic support to multiple Department of Defense (DoD) and Intelligence Community customers.

Perspecta’s backlog of signed business orders at the end of second quarter of fiscal year 2020 was $12.7 billion; funded backlog at the end of the second quarter was $2.0 billion.
Forward guidance
Perspecta is raising its previously announced fiscal year 2020 guidance to reflect strong second quarter results. The table below provides the current and previous guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of adjusted net income). All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Current FY20 Guidance	Prior FY20 Guidance
Revenue (millions)	$4,425 - $4,500	$4,400 - $4,500
Adjusted EBITDA Margin	17.0% - 18.0%	17.0% - 18.0%
Adjusted Diluted EPS	$2.10 - $2.18	$2.08 - $2.18
Adjusted Free Cash Flow Conversion	105%+	95%+
John Kavanaugh, senior vice president and chief financial officer of Perspecta, commented, “Our strong financial and business development results enabled us to again raise our guidance for the fiscal year. We are already seeing the benefits of the Knight Point acquisition and believe that our balanced capital allocation model is driving value for our long-term shareholders.”
Conference call
Perspecta executive management will hold a conference call on November 13, 2019, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the investor relations section of the Perspecta website. A replay of the conference call will be available on the investor relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta (NYSE:PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 270+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of more than 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (ii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iii) any delay in completion of the U.S.

federal government’s budget process; (iv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (v) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vi) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (vii) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (viii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (ix) failure of third parties to deliver on commitments under contracts with us; (x) misconduct or other improper activities from our employees or subcontractors; (xi) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (xii) failure of our internal control over financial reporting to detect fraud or other issues; (xiii) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xiv) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xv) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xvi) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2019, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
M. Stuart Davis
Vice President, Investor Relations
703-547-0300
stuart.davis@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per share amounts)	September 30, 2019	September 30, 2018
Revenue	$1,172	$1,068

Costs of services	908	813
Selling, general and administrative	81	89
Depreciation and amortization	90	74
Restructuring costs	2	2
Separation, transaction and integration-related costs	20	21
Interest expense, net	36	37
Other income, net	(2)	(4)
Total costs and expenses	1,135	1,032

Income before taxes	37	36
Income tax expense	8	12
Net income	$29	$24

Earnings per common share:
Basic	$0.18	$0.15
Diluted	$0.18	$0.14

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

(in millions)	September 30, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$122	$88
Receivables, net of allowance for doubtful accounts of $1 and $0	570	484
Other receivables	33	92
Prepaid expenses	102	141
Assets held for sale	49	23
Other current assets	58	50
Total current assets	934	878
Property and equipment, net of accumulated depreciation of $141 and $148	333	368
Goodwill	3,295	3,179
Intangible assets, net of accumulated amortization of $414 and $299	1,478	1,466
Other assets	279	192
Total assets	$6,319	$6,083

LIABILITIES and STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$87	$80
Current finance lease obligations	119	137
Current operating lease obligations	40	—
Accounts payable	285	246
Accrued payroll and related costs	131	91
Accrued expenses	344	396
Other current liabilities	72	64
Total current liabilities	1,078	1,014
Long-term debt, net of current maturities	2,435	2,297
Non-current finance lease obligations	164	168
Deferred tax liabilities	143	171
Other long-term liabilities	336	271
Total liabilities	4,156	3,921
Commitments and contingencies
Total stockholders' equity	2,163	2,162
Total liabilities and stockholders’ equity	$6,319	$6,083

Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended		Six Months Ended
(in millions)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net income	$29	$24	$60	$53
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90	74	191	138
Stock-based compensation	10	1	15	3
Deferred income taxes	(12)	(11)	(20)	(11)
Loss (gain) on sale or disposal of assets	2	(1)	10	(25)
Other non-cash charges, net	3	—	4	(14)
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	(5)	(28)	50	(4)
Prepaid expenses and other current assets	15	(13)	46	(18)
Accounts payable, accrued expenses and other current liabilities	10	20	(16)	92
Deferred revenue and advanced contract payments	(3)	—	(16)	13
Income taxes payable and income tax liability	(3)	6	(2)	6
Other assets and liabilities, net	(1)	4	(2)	3
Net cash provided by operating activities	135	76	320	236
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(265)	—	(265)	(312)
Extinguishment of acquired debt and related costs	—	—	—	(994)
Proceeds from sale of assets	—	—	—	24
Purchases of property, equipment and software	(3)	(5)	(4)	(11)
Payments for outsourcing contract costs	(2)	(4)	(3)	(6)
Net cash used in investing activities	(270)	(9)	(272)	(1,299)
Cash flows from financing activities:
Principal payments on long-term debt	(23)	(50)	(45)	(50)
Proceeds from debt issuance	—	—	—	2,500
Payments of debt issuance costs	(3)	—	(3)	(43)
Proceeds from revolving credit facility	175	—	175	50
Payments on revolving credit facility	—	—	—	(50)
Payments on finance lease obligations	(42)	(41)	(77)	(82)
Repurchases of common stock	(17)	(21)	(32)	(21)
Dividend to DXC	—	—	—	(984)
Dividends paid to Perspecta stockholders	(10)	(8)	(18)	(8)
Net transfers to Parent	—	—	—	(88)
Net cash provided by (used in) financing activities	80	(120)	—	1,224
Net change in cash and cash equivalents, including restricted	(55)	(53)	48	161
Cash and cash equivalents, including restricted, at beginning of period	179	201	99	—
Cash and cash equivalents, including restricted, at end of period	124	148	147	161
Less restricted cash and cash equivalents included in other current assets	2	22	25	35
Cash and cash equivalents at end of period	$122	$126	$122	$126

Selected Financial Data and Reconciliation of Non-GAAP Financial Measures
The following tables present selected financial data, including the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, diluted EPS or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related cost, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Net income	$29	$24
Income tax expense	8	12
Interest expense, net	36	37
Depreciation and amortization	90	74
EBITDA	163	147
Effects of Spin-Off and Mergers	—	5
Restructuring costs	2	—
Separation, transaction and integration-related costs	20	21
Stock-based compensation	10	1
Separation related cost	2	3
Adjusted EBITDA	197	177
Adjusted EBITDA margin (a)	16.8%	16.5%
Depreciation and amortization	(90)	(74)
Amortization of acquired intangibles	50	36
Interest expense, net	(36)	(37)
Adjusted earnings before taxes	121	102
Income tax expense (b)	33	28
Adjusted net income	$88	$74
Adjusted diluted EPS (c)	$0.54	$0.45

Notes:
(a)	Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for both quarters ended September 30, 2019 and 2018.
(b)
Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates are 27% for both quarters ended September 30, 2019 and 2018.

(c)	Represents adjusted net income divided by the weighted average common shares on a diluted basis of 162.90 million and 165.79 million for the quarters ended September 30, 2019 and 2018, respectively.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on separation, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Net cash provided by operating activities	$135	$76
Purchases of property, equipment and software	(3)	(5)
Payments on finance lease obligations	(42)	(41)
Payments on restructuring, separation, transaction and integration-related costs	14	75
Adjusted free cash flow	$104	$105

Segment Revenue and Profit (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the DoD, intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize reportable segment profit:

RECONCILIATION OF REPORTABLE SEGMENT PROFIT TO INCOME BEFORE TAXES (Unaudited)

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Total segment profit	$153	$128
Not allocated to segments:
Stock-based compensation	(10)	(1)
Amortization of acquired intangible assets	(50)	(36)
Restructuring costs	(2)	—
Separation, transaction and integration-related costs	(20)	(21)
Interest expense, net	(36)	(37)
Other unallocated, net	2	3
Income before taxes	$37	$36

REVENUE AND ADJUSTED SEGMENT PROFIT (Unaudited)

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Revenue
Defense and Intelligence	$777	$702
Civilian and Health Care	395	366
Total revenue	$1,172	$1,068

Segment profit
Defense and Intelligence	$113	$87
Non-GAAP adjustments for the period (a)	3	5
Adjusted segment profit	$116	$92

Civilian and Health Care	$40	$41
Non-GAAP adjustments for the period (a)	1	6
Adjusted segment profit	$41	$47

Total segment profit	$153	$128
Total adjusted segment profit	$157	$139

Notes:
(a)	Includes adjustments for certain separation-related and other costs, which are included in the segment results of operations.